Exhibit 10.14

September 20, 2023

Erin Edwards

Via Email: erinedw@yahoo.com

Dear Erin,

On behalf of SoundThinking (the “Company”), I am pleased to offer you the position of Senior Vice President, Sales, reporting to Ralph A. Clark, Chief Executive Officer, with duties and responsibilities as defined in Exhibit C.

You will devote your full business efforts and time to the Company. Further, you agree not to actively engage in any other employment, occupation, or consulting activity related to the business of the Company for any direct or indirect remuneration during your employment with the Company without the prior written approval of the Company.

Based on the duties you will perform for the Company, your position will be classified as regular, full-time and exempt. Your principal place of business for the performance of your duties and responsibilities will be in Claremont, California. The Company will require you to travel temporarily to other locations in connection with the Company’s business. This agreement sets out the terms of your employment with the Company, and it shall take effect as of your start date.

You will receive an annual base salary paid of $300,000, less applicable deductions, and withholding, to be paid in accordance with the Company’s normal payroll practices. You shall also be eligible to earn variable compensation with a target amount of $350,000 to be paid in accordance with the Company’s normal bonus and commission plan payment practices. Your total on-target annual earnings will be $650,000.00, less any and all applicable taxes. The terms of your variable compensation plan will be determined by your manager within 30 days of your start date.

Subject to approval by the Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 35,000 shares of the Company’s common stock, at an exercise price equal to the fair market value as determined by the Board as of the grant date (the “Option”). The anticipated Option will vest over a period of four years from the grant date/vesting commencement date, with 25% of the shares vesting on the first anniversary thereof and 1/36th or 2.08% at the end of each month thereafter for the next thirty-six months, subject to your Continuous Service (as defined in the Company’s 2017 Equity Incentive Plan). In addition to the Option grant noted above, you will be eligible for an annual performance equity grant based on company performance and subject to board approval. The option and any subsequent equity grant will be governed by the terms of the Company’s 2017 Equity Incentive Plan (the “Plan”) and the associated option and equity grant documentation. You must be an active employee of SoundThinking on the vesting dates specified in your award agreement to receive your award.

SoundThinking Inc. dba SST, Inc.

39300 Civic Center Dr., Suite 300, Fremont, California 94538 +1.510.794.3100 main +1.888.274.6877 toll free www.soundthinking.com

The Company’s benefits, payroll, and other human resource management services are provided through TriNet Human Resources Corporation, a professional employer organization. As a result of our arrangement with TriNet, TriNet will be considered your employer of record for these benefits and payroll purposes, but your managers here at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work. Please note that the Company reserves the right to adjust your title, duties, work location, compensation and benefits from time to time in its discretion. Through the TriNet relationship, the Company provides medical, dental and vision insurance coverage to you, subject to the terms and conditions of the applicable plans. You will also be eligible to participate in the benefit plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies, including accrued paid time off. We also offer a 401(k) plan benefit to employees in which you will be able to participate, subject to the terms and conditions of the applicable plan documents.

In order to facilitate your work, the Company will provide you with a computer on which to work. The Company will reimburse you for reasonable travel and business expenses, pursuant to its regular business practice.

The Company’s normal business hours are 8:00am to 5:00pm, Monday through Friday, although you may be asked to work other hours at the discretion of the Company. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Your employment with the Company constitutes “at-will” employment. This means that you may terminate your employment relationship with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status with the Company can only be modified in a written agreement signed by you and an officer of the Company.

As a condition of your employment, you are required to sign and comply with the Company’s standard form of employee nondisclosure and assignment agreement (“NDA Agreement”) attached to this agreement.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the

Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rulesemployment-arbitration/.) You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. All claims, disputes or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with any claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This offer of employment is contingent upon your accepting the terms of this agreement and the accompanying NDA. In addition, as a condition of your employment, you will be required to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company on your employment start date. If the Company informs you that you are required to complete a background check and a reference check, this offer is contingent upon satisfactory clearance of such background check and reference check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. Furthermore, this offer of employment is also contingent upon your responding in the affirmative by the below response date (the “Expiration Date”), after which the offer is no longer valid.

This letter agreement, together with the NDA Agreement, forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone concerning your employment relationship with the Company, whether written or oral.

The terms of this agreement (except for those reserved to the Company’s discretion) may only be amended, canceled or discharged in writing signed by you and the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This agreement will be governed by the laws of the State of California.

As a Company employee, you will be expected to abide by the policies and procedures outlined on the Company’s internal intranet website, as periodically updated and amended. You may request a copy of those materials at any time prior to executing this agreement, and they are available for your reference subsequently on that site.

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this agreement, and are knowingly and voluntarily entering into this agreement.

This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

We anticipate your start date to be October 2, 2023. Please sign and date this letter on the spaces provided below, and the enclosed NDA, on or before September 22, 2023, the Expiration Date, to acknowledge your acceptance of employment with the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Ralph A. Clark

Chief Executive Officer

I agree to and accept employment with SoundThinking, Inc. on the terms and conditions set forth in this agreement.

9/21/2023

Date:

NAME

EMPLOYEE NONDISCLOSURE AND ASSIGNMENT AGREEMENT

This Employee Nondisclosure and Assignment Agreement (the “Agreement”) formalizes in writing certain understandings and procedures, which have been in effect since the time I was initially employed by SoundThinking, Inc. (“Company”). In consideration of my employment with the Company, and the Company’s agreement to provide me with access to its Proprietary Information (as defined in Section 2 below), I agree to the terms of this Agreement as follows:

1.
Duties. I agree to perform such duties for Company as the Company may designate from time to time. During my employment with Company, I will devote my best efforts to the interests of Company, will not, without the Company’s written consent, directly or indirectly engage in any employment or business activities that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company, and will otherwise abide by all of Company’s policies and procedures. Furthermore, I will not (a) reveal, disclose or otherwise make available to any person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.

2.
“Proprietary Information” Definition. “Proprietary Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Proprietary Information includes (a) any information that is confidential or proprietary, technical or non- technical information of Company, including for example and without limitation, information related to Innovations (as defined in Section 4 below) and Company Innovations (as defined in Section 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, research, marketing plans, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, information about customers and potential customers of Company (including customer lists, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information), suppliers and supplier information, information about Company’s business partners and their services (including representatives, proposals, bids, contracts, and the products and services they provide), information regarding personnel, employee lists, compensation, and employee skills, and any other nonpublic information that has commercial value or that a competitor of Company could use to Company’s competitive disadvantage, or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company, including the existence of any business discussions, negotiations, or agreements between Company and any third party.

Notwithstanding the foregoing, Company agrees that I am free to use information which was known to me prior to employment with Company or which is, at the time of use, generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in Company’s workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.

3.
Ownership and Nondisclosure

of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable, are the sole and exclusive owners of all patents, copyrights, mask works, trade secrets and other rights in and to the Proprietary Information. My employment by Company creates a relationship of confidence and trust with respect to Proprietary Information and Company has a protectable interest in the Proprietary Information. At all times during and after my employment relationship, I will hold in confidence and will not disclose, use, lecture upon, or publish any Proprietary Information to anyone outside Company. During my employment, I will use and disclose Proprietary Information to those inside Company only as may be necessary in the ordinary course of performing my duties as an employee of Company or as approved by an officer of the Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Proprietary Information. I will take all reasonable precautions to prevent the disclosure of Proprietary Information. If I have any questions as to whether information constitutes Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will consult with my manager at Company. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Proprietary Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

4.
“Innovations” Definition. In this Agreement, “Innovations” means all trade secrets, discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, data, technology, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), formulas, processes, know-how, techniques, and ideas (whether or not protectable under trade secret laws), any other work product of any nature, and all “Intellectual Property Rights” in any of the items listed above. The term “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, copyrights, mask works rights, patents and industrial property, trademarks, service markets, trade and trade dress rights, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights and any rights to apply for such rights, as well as all rights to pursue remedies for infringement or violation of such rights. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction in the world.

5.
Disclosure and License of Prior Innovations. I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations (a) relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, acquired, or made by me, solely or jointly with others, prior to my employment with Company; (b) in which I have an ownership interest or which I have a license to use; and (c) that I wish to have excluded from the scope of this Agreement (collectively, the “Prior Innovations”). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior

Innovations”). If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company’s designees a perpetual, royalty-free, irrevocable, worldwide, fully paid-up, nonexclusive license (with rights to sublicense through multiple tiers of sublicensees) to

(1) practice, all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations; and (2) reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Innovations or Nonassignable Innovations (as defined in Section 8 below), that I use in the scope of my employment, or incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice during my employment with Company (the “Company Innovations”). To the extent that any third parties have any rights in or to any Prior Innovations or any Nonassignable Innovations, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. Furthermore, I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

6.
Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company

Innovations. I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non- assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and nonlicensable rights, title and interest against Company or any of Company’s successors in interest. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Innovation. Any assignment of Innovations (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in- interest nor legal heirs retain any Moral Rights in any Innovations (and any Intellectual Property Rights with respect thereto). Nothing contained in this

Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Innovations so as to be less in any respect than that Company would have had in the absence of this Agreement. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and

(b) were developed entirely on my own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.

7.
Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months, thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.
8.
Notice of Nonassignable Innovations to Employees in California. This

Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code (a “Nonassignable Innovation”). I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

9.
Cooperation in Perfecting Rights to Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Company under this Agreement.

10.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Innovations made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

11.
Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all property, equipment and materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company has provided to me, together with all copies thereof, and any other material containing or disclosing any Innovations, third party information or Proprietary Information and I will provide Company with a written certification of my compliance with my obligations under this Section.

12.
No Violation of Rights of Third Parties. During and after the term of my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) improperly disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.
13.

Notification of New Employer. If I leave the employ of Company, I consent to the notification of my new employer or business associates of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise. Furthermore, if I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 15 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 15 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.
14.
Survival. This Agreement

(a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

15.
No Solicitation. To the extent permitted by applicable law, I agree that during my employment with Company and for one (1) year period after my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of Company), solicit, induce, encourage, or cause others to solicit, induce, or encourage, any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company.

16.
Reasonableness of Restrictions. I have read this entire Agreement and understand it. I agree that

(a) this Agreement does not prevent me from earning a living or pursuing my career, and (b) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 20, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

17.
Injunctive Relief. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. If Company enforces this Agreement through a court order, I agree that the restrictions of Section 15 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.
18.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.
19.
Governing Law; Forum. This Agreement shall be governed by the laws of the

United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

20.
Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.
21.
Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

22.
Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous discussions or understandings, whether written or oral, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. The nondisclosure obligations and assignment provisions (except Section 8 and the last sentence of Section 5, in each case, with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

SoundThinking, Inc.

By, By,

Ralph A. Clark Erin Edwards

Chief Executive Officer

9/21/2023

9/21/2023

Dated: Dated:

EXHIBIT A PRIOR INNOVATIONS

1. Prior Innovations Disclosure. The following is a complete list of all Prior Innovations (as provided in Section 5 of the attached Employee Non-Disclosure and Assignment Agreement, defined herein as the “Agreement”):

XNone

See immediately below:

No Innovations to Disclose

No Innovations to Disclose

“COMPANY” EMPLOYEE:

SoundThinking, Inc.

By, By,

Ralph A. Clark Erin Edwards

Chief Executive Officer

9/21/2023

Dated:

Dated:

9/21/2023

I ACKNOWLEDGE RECEIPT of a

copy of this notification.

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.
Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
b.
Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

“COMPANY” EMPLOYEE:

SoundThinking, Inc.

By, By,

Ralph A. Clark Erin Edwards

Chief Executive Officer

Dated: 9/21/2023

Dated:

9/21/2023

I ACKNOWLEDGE RECEIPT of a

copy of this notification.

Exhibit C

JOB DESCRIPTION

COMPANY BACKGROUND

SoundThinking, Inc., formerly ShotSpotter, Inc., (Nasdaq: SSTI) is a leading public safety technology company that combines transformative solutions and strategic advisory services for law enforcement and civic leadership. They are trusted by more than 250 customers and 2,000 agencies to drive more efficient, effective, and equitable public safety outcomes, making communities healthier. Their SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system, CrimeTracerTM, the foremost law enforcement search engine, CaseBuilderTM, a one-stop investigation management system, and ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact. SoundThinking has been designated a Great Place to Work® Company.Location

SoundThinking’s corporate headquarters is located in Freemont, CA, however this role can be done from any major metropolitan market in the continental US.

KEY RELATIONSHIPS

The SVP Sales will report to the Chief Executive Officer. POSITION OVERVIEW

The Senior Vice President, Sales will lead the SoundThinking public safety sales and security teams. This individual will provide the vision, strategy, leadership and motivation to substantially grow the company’s revenue and ensure customers receive maximum value from SoundThinking’s solutions. The SVP Sales will provide guidance on planning, forecasting and drive the sales operations and processes required to achieve the company’s revenue objectives.

RESPONSIBILITIES

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Develop and execute specific sales plans to achieve the company’s annual revenue and profitability objectives.
•
Play a leading role in evaluating sales opportunities and the development of proposals.
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Ensure that the sales, marketing, and training functions are tightly integrated, and their respective programs and initiatives are well coordinated.
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Manage key customer relationships and participate in or lead closing strategic opportunities.
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Manage and leverage strategic reseller / partner relationships.
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Manage the sales budget.
•
Attract, hire, and develop a world-class sales organization that will best represent the company and its services.
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Communicate the goals, plans, expectations and performance metrics to the executive team and Board members.

QUALIFICATIONS

The ideal candidate will be a seasoned sales executive with experience selling complex, highly technical products or services to State and Local Government organizations, ideally in the Public Safety sector. The successful candidate must have demonstrated success growing a business, developing a sales organization and managing long term relationships. This individual should have worked in a larger, established company; however, some experience in an entrepreneurial, fast paced environment is strongly preferred.

PERSONAL CHARACTERISTICS

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Impeccable personal character and professional integrity
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An executive with a high level of IQ and EQ and a strong ability to “read customers”
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Able to make decisions that are balanced and inclusive
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Resolute, yet compassionate; disciplined, flexible; open-minded, but firm
•
An executive who is able to instill rigor and discipline yet maintain an entrepreneurial spirit
•
A person who loves to work hard and values winning.

INTERPERSONAL SKILLS

Leadership skills: The SVP, Sales must be strong leader capable of hiring, building, managing and mentoring a team while simultaneously developing and closing deals. This individual must be highly driven and tenacious, yet thoughtful in their approach. The successful candidate will be capable of operating independently, be a “player- coach” and have a customer- centric approach to leadership.

Business acumen: A customer-focused individual who understands how to build, cultivate, and leverage executive relationships. A savvy executive experienced with and comfortable operating in and navigating the complex, often highly political area of state and local governments. This individual must have exceptional communications and formal presentation skills. A solid financial grounding related to structuring deals and managing budgets.

Teamwork: A consummate team player who can operate effectively in a trust-based, integrity- driven company culture. An individual with superior interpersonal and communications skills who can function effectively as a member of the company’s management team and can forge close working relationships across the business. A hands-on, roll-up-the-sleeves executive. This individual must resonate with and promote the company’s mission.

EDUCATION

An undergraduate degree is strongly preferred. An advanced degree in business or a related field would be a plus.

9/21/2023

Date:

NAME